Exhibit 10.17


                        AMENDMENT TO AVON PRODUCTS, INC.
                         YEAR 2000 STOCK INCENTIVE PLAN
                       (Effective as of January 1, 2002)


     1. Section 3.2(e) is hereby amended in its entirety as follows:

            (e) Termination of Incentive Stock Options. With respect to an Incentive Stock Option granted after January 1, 2002, in the event of termination of employment of a Participant, the Incentive Stock
Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of termination of employment; provided, however, that in the case of a holder whose termination is due to death, one year shall be substituted for such three (3) month period, and provided further, that in the case of a holder whose termination is due to Disability or Retirement, the Incentive Stock Option shall continue to be exercisable in accordance with its provisions until the expiration of the stated term of the Incentive Stock Option unless provided otherwise in the Stock Incentive Agreement. In the event of termination of employment by reason of death, Disability or Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option. For purposes of this Subsection (e), termination of employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

     2. Section 3.2(g) is hereby amended in its entirety as follows:

            (g) Termination by Reason of Death, Disability or Retirement Unless otherwise determined by the Committee for Options granted after January 1, 2002, if an Optionee's employment terminates by reason of death, Disability or Retirement, any Option held by such optionee may thereafter be fully exercised by the optionee (whether or not the Option was fully exercisable, unless provided otherwise in the Stock Incentive Agreement). In the event of termination by reason of death, any Option held by such optionee shall continue to be exercisable for a period of two years from the date of such termination of employment
(one year in the case of Incentive Stock Options) or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability or Retirement, any Option held by such optionee shall continue to be exercisable in accordance with its provisions until the expiration of the stated term of such Option unless provided otherwise in the Stock Incentive Agreement.


                                      AVON PRODUCTS, INC.


Date:  January 31, 2002               /s/ Andrea Jung
                                      Andrea Jung
                                      Chairman and Chief Executive Officer